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                                                                    EXHIBIT 11.1

                              VIEWSTAR CORPORATION
                  STATEMENT REGARDING COMPUTATION OF PRO FORMA
                          NET INCOME (LOSS) PER SHARE
                                 (IN THOUSANDS)

                                                                 SIX MONTHS
                                                                 ENDED JUNE
                                                                     30,
                                                    YEAR ENDED
                                                   DECEMBER 31,
                                                       1995      1995    1996
                                                   ------------ -------  -----
Net income (loss).................................   $(7,956)   $(7,071) $ 403
                                                     =======    =======  =====
Weighted average of common stock outstanding......       676        655  1,951
Weighted average of preferred stock outstanding,
 on an as-if converted basis......................     2,666      2,666  3,297
Common stock equivalents--stock options and
 warrants.........................................       --         --     689
Staff Accounting Bulletin No. 83 issuances and
 grants...........................................     2,468      2,468    920
                                                     -------    -------  -----
Shares used in per share computation..............     5,810      5,789  6,857
                                                     -------    -------  -----
Pro forma net income (loss) per share.............   $ (1.37)   $ (1.22) $0.06
                                                     =======    =======  =====